Exhibit 8.2

Deloitte Tax LLP
555 12th Street N.W.
Washington, DC 20004-1207
USA
www.deloitte.com

February 10, 2015

Nabors International Finance Inc.

515 W. Greens Road, Suite 1200

Houston, TX 77067

Ladies and Gentlemen:

We have acted as tax advisor to Nabors International Finance, Inc., a Delaware corporation (“NIFI”), in connection with (i) the distribution of Nabors Completion & Production Services Co., a Delaware corporation (“NCPS”) by Nabors Industries, Inc., a Delaware corporation (“NII”), to NIFI (the “NII Distribution”), followed by (ii) the distribution of NCPS by NIFI to Nabors Blue Shield Ltd., a Bermuda exempted company (the “NIFI Distribution,” and together with the “NII Distribution,” the “U.S. Distributions”).  The U.S. Distributions were effected pursuant to a Separation Agreement, dated as of June 25, 2014, as amended, between Nabors Red Lion Limited, a Bermuda exempted company (“NRLL”), and Nabors Industries Ltd., a Bermuda exempted company, and as a condition to the merger of a wholly owned subsidiary of NRLL with and into C&J Energy Services, Inc., a Delaware Corporation (the “Merger”).  The Separation Agreement, the Merger, and the U.S. Distributions are each described in a Registration Statement on Form S-4 (the “Registration Statement”), including a prospectus contained therein (the “Prospectus”), filed on behalf of NRLL with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).(1)

Subject to the qualifications, assumptions, and limitations stated herein and in the Registration Statement, including the Prospectus, it is our opinion that each of the U.S. Distributions should qualify as a distribution to which section 355 of the Code applies, but, in the case of the NIFI Distribution, subject to the possible application of section 355(d) of the Code.

Our opinion is based on facts, assumptions, and representations outlined herein, in the Registration Statement and the Prospectus, in statements provided to us by NIFI (including a representation letter executed by NIFI on our behalf), or in such other documents as we deemed appropriate to review in order to render our opinion.  We assume for purposes of this opinion that all facts and representations set forth herein and in the documents described above, and all other documents and the information contained therein, provided to us by or on behalf of NIFI are accurate and correct, that all documents have been or will be properly executed, timely filed, legally enforceable, and that all transactions contemplated thereby will be consummated in accordance with their terms.  Any differences or inaccuracies in such facts or representations, or failure to abide by such terms, could adversely affect our opinion.  We have not independently audited or otherwise verified any of these facts, assumptions, or representations, or compliance with the terms of such documents.

Our opinion is based on an analysis of the Code, Treasury Regulations promulgated thereunder, and other relevant authorities as of the date of this opinion, and represents our

(1)  All “section” references are to the Internal Revenue Code of 1986, as amended (the “Code”).  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

Member of

Deloitte Touche Tohmatsu Limited

Nabors International Finance Inc.

February 10, 2015

interpretations of such authorities.  The foregoing are subject to change, and such change could have retroactive effect such that our opinion is no longer valid.  We have assumed no obligation to update our opinion for changes in facts or law occurring after the date of this opinion.  Our opinion is only with respect to the specific U.S. federal income tax consequences addressed above and no other federal, state, local or foreign tax matters of any kind were considered.

This opinion is being provided to you solely in connection with the Registration Statement.  In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Prospectus, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Material U.S. Federal Income Tax Consequences of the Merger and the U.S. Distributions” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours sincerely,

/s/ Deloitte Tax LLP

Deloitte Tax LLP